Exhibit 99.2

Press contact:	Financial contact:
Tim Powers	David Stack
RSA Security Inc.	RSA Security Inc.
(650) 295-7630	(781) 515-6023
tpowers@rsasecurity.com	dstack@rsasecurity.com

For Immediate Release

RSA Security Announces Plan to Repurchase up to 6.7 Million Shares; Company on Track to Achieve Third-Quarter Guidance

BEDFORD, Mass., September 3, 2004 — RSA Security Inc. (Nasdaq: RSAS) announced today that its board of directors has authorized the repurchase of up to 6.7 million shares of the Company’s Common Stock during 2004 and 2005. Repurchases will be made from time to time at the discretion of management in both the open market and through negotiated transactions. RSA Security intends to fund the repurchases with its positive operating cash flow and existing cash balances.

“RSA Security’s repurchase plan demonstrates our confidence in the Company’s long-term growth prospects,” stated Art Coviello, President and Chief Executive Officer at RSA Security. “Our strong cash flow provides us with the ability to initiate this plan, which we expect will help offset the dilutive effect of stock options and the anticipated October 2004 conversion of RSA Security’s convertible debentures.”

The Company’s management will determine the timing and amount of any shares repurchased based on management’s evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with the Company’s stock plans and for other corporate purposes. As of July 25, 2004, the Company had approximately 63.7 million shares outstanding.

The Company also announced that it expects its financial results for the third quarter of 2004 to be within the guidance range that was originally provided on July 22, 2004. For the third quarter, RSA Security’s continues to expect:

•	Total revenue in the range of $73 million to $76 million, or 13% to 18% year-over-year growth.

•	Diluted earnings per share in the range of $0.10 to $0.12, compared with $0.06 earnings per share a year ago.

“Customer interest in our products remains high and shipments have been strong in the third quarter,” continued Coviello. “This provides us with confidence in the range of guidance that we provided in July. We look forward to discussing current business trends and the Company’s growth strategy at next week’s investor conferences.”

Conference Webcast Reminder

RSA Security senior management will be presenting at the following:

Smith Barney Citigroup 2004 Technology Conference
New York
September 8, 2004
2:55 p.m. (EDT)

Credit Suisse First Boston Global Software Conference
New York
September 9, 2004
11:00 a.m. (EDT)

SG Cowen 32nd Annual Fall Technology Conference
Boston
September 9, 2004
1:30 p.m. (EDT)

Each of these presentations will be webcast live. Investors can access the webcasts from the “Investors” section of RSA Security’s website at http://www.rsasecurity.com.

About RSA Security Inc.
RSA Security Inc. helps organizations protect private information and manage the identities of people and applications accessing and exchanging that information. RSA Security’s portfolio of solutions — including identity and access management, secure mobile and remote access, secure enterprise access and secure transactions — are all designed to provide the most seamless e security experience in the market. Our strong reputation is built on our history of ingenuity, leadership, proven technologies and our more than 15,000 customers around the globe. Together with more than 1,000 technology and integration partners, RSA Security inspires confidence in everyone to experience the power and promise of the Internet. For more information, please visit www.rsasecurity.com.

# # #

RSA is a registered trademark or trademark of RSA Security Inc. in the United States and/or other countries. All other products and services mentioned are trademarks of their respective companies.

This press release contains forward-looking statements regarding RSA Security’s financial guidance for the third quarter of 2004, its expected share repurchase plan, customer demand and product shipments in the third quarter of 2004, and the company’s growth. These statements involve a number of risks and uncertainties. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, including the sluggish global economy, changes in our operating expenses, the timing of the introduction or enhancement of our products and our competitors’ and strategic partners’ products, changes in product pricing, including changes in competitors’ pricing policies, development and performance of our direct and indirect distribution channels, delays in product development, competitive pressures, changes in customer and market requirements and standards, market acceptance of new products and technologies, technological changes in the computer industry, and the risk factors detailed from time to time in RSA Security’s periodic reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, RSA Security’s Annual Report on Form 10-K filed on March 8, 2004.